UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549



(Check One): [ ]Form 10-K [ ]Form 20- [ ]Form 11-K  [X]Form 10-Q [ ]Form N-SAR

         For Period Ended: March 31, 1999
         [ ] Transition Report on Form 10-K
         [ ] Transition Report on Form 20-F
         [ ] Transition Report on Form 11-K
         [ ] Transition Report on Form 10-Q
         [ ] Transition Report on Form N-SAR

         For the transition Period Ended : _____________________________

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  Read Instruction (on back page) before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has
                   Verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

24/7 Media, Inc.
Full Name of Registrant:

Former Name if Applicable

1250 Broadway
Address of Principal Executive Office (Street and Number)

New York, New York 10001
City, State and Zip Code

PART II - Rules 12b-25(b) AND (c)

If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

       (b) The subject annual report, semi-annual report, transition report of Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the
[X] prescribed due date; or the subject quarterly report or transition report of Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

       (c) The accountant's statement or other exhibit required by Rule12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reason why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

Completion of the Form 10-Q required a complex and time-consuming integration of its financial statements with the financial statements of 24/7 Media Europe Ltd., in which the company acquired a majority interest in January 1999. The integration of such financial statements includes consolidating entries under U.S. accounting standards of the financial statements of the six subsidiaries of 24/7 Media Europe and the conversion of each subsidary's balance sheet into U.S. generally accepted accounting principles (GAAP).


PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           Mark E. Moran                   212              231-7100
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              (Name)                   (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 or the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s).          [X] Yes   [ ] No
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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof?
                                  [ ] Yes   [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                                24/7 Media, Inc.
                  (Name of registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized

May 17, 1999                By:/s/ David J. Moore
                            ----------------------------
                            David J. Moore
                            President and Chief Executive Officer


INSTRUCTIONS: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer, evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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